Exhibit 99.1

Telestone Technologies Corporation Receives CDMB Mobile TV Association Standard from China Association for Standardization

BEIJING--(MARKET WIRE)—June 6, 2007 -- Telestone Technologies Corporation NasdaqGM:TSTC - News)

Telestone Technologies Corporation (“Telestone” or the “Company”) (NasdaqGM:TSTC - News), a leading developer and provider of wireless communication coverage solutions, primarily in the People’s Republic of China (the “PRC”), announced that The China Association for Standardization (“CAS”) has approved and issued the China Digital Multimedia Broadcast mobile TV handset standard as the association standard, CSA158-2007.

The CAS will submit the standard, which was mainly drafted by Telestone Technologies and a group of several companies, to the Standardization Administration of the PRC as one of the candidates of the national standard for TV Mobile Phone handsets. A decision should be rendered within a few months.

For a long time, as the most significant important value-added project in mobile telecommunication communication, Chinese mobile phone TV system has attracted the attention of many preeminent international telecommunication entities. In order to benefit from the potential business opportunities the mobile communication business provides, these companies try their best to achieve the right to make the technology standard. Therefore, the development of this mobile TV handset standard is evidence of the Chinese government’s attitude of self-developing the telecommunication technology. The establishment of the standard is helpful for national telecommunication participants to take a more active competitive position in the marketplace.

The new standard is based on DAB, a recommended standard of the radio, film, television and AVS, a national standard released by the Standardization Administration of China.

Mr. Daqing Han, Chief Executive Officer and Chairman of Telestone, stated “Telestone is very pleased to have this opportunity to be involved in drafting the standard CDMB TV Mobile Phone system. The promulgation of this standard not only proves the ability of Telestone’s wireless system technology, but it could also create more positive conditions for the Company’s mobile communication business in the future. We are very confident that Telestone will be a leading company in the upcoming 3G network building in the PRC.”

About China Association for Standardization

CAS, consisting of organizations and individuals engaged in national standardization based on voluntary participation, is a public society of standardization enjoying a legal status approved by the Ministry of Civil Affairs. Led by China State Bureau of Quality and Technical Supervision (CSBTS), CAS is one of the important members of China Association for Science & Technology. The routine executive body of CAS is secretariat, which is composed of Executive Office (Personnel Department included), Editorial and publishing Department, Technology Development Department, Reference Material Department, Education & Training Department and China Technical Consultation Center for Standardization, etc. CAS was founded in 1978. With more than 20 years' development, CAS has been a comprehensive public society for standardization with a moderate scale, engaged in academic research, standards development, dissemination and education, training, technology exchanges, compiling and publishing, web site on line, consultation service, international communication and cooperation and so on. By establishment of cooperative relationships with many international, regional and overseas academic bodies for standardization and technology exchanges, CAS gained an extensive influence upon the development of standardization all over the world.

Nowadays, CAS, with seven professional branches for standardization, owns more than 30,000 individual members and 400 institutional members. The local associations for standardization have been established in 30 provinces, autonomous regions and municipalities.

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. In addition, Telestone provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

Contact:

Telestone Technologies Corporation
East West Network Group
Mark Miller
770-436-7429